UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2006
TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission	(IRS Employer
File Number)	Identification No.)

3990 Freedom Circle, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)
(408) 919-3000

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 8.01 Other Events
On November 30, 2006, Arthur L. Swift, president and chief executive officer of Transmeta Corporation, a Delaware corporation (the “Company”), adopted a written sales plan for trading shares of the Company’s common stock owned by Mr. Swift in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”). Mr. Swift’s trading plan was adopted in accordance with Rule 10b5-1 and the Company’s procedures and guidelines governing securities trades by Company personnel. Such trading plans allow a corporate insider to gradually diversify his or her holdings of stock while minimizing any market effects of such trades by spreading them out over an extended period of time and eliminating any market concern that such trades were made by the insider while in possession of material nonpublic information.
Mr. Swift’s Rule 10b5-1 trading plan is intended to permit the orderly disposition of a portion of his holdings of common stock of the Company, including stock that he has the right to acquire under outstanding stock options issued by the Company, as a part of his personal long term financial plan for asset diversification, liquidity and estate planning. Under Mr. Swift’s plan, a brokerage firm will sell an aggregate of up to 600,000 shares of Company common stock owned by Mr. Swift over a period of approximately one year, in preset monthly increments, beginning in March 2007 and ending in March 2008, provided that the market price of the Company’s common stock is higher than a minimum threshold price specified in the plan.
Transactions made under Mr. Swift’s Rule 10b5-1 trading plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be so required, the Company does not undertake any obligation to update or report any modification, termination, or other activity under Mr. Swift’s Rule 10b5-1 or any other plan that may be adopted by other officers or directors of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: December 1, 2006	By:	/s/ John O’Hara Horsley
John O’Hara Horsley,
Executive Vice President, General Counsel & Secretary